UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 18, 2016

SPRINT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-04721	46-117005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Sprint Parkway, Overland Park, Kansas		66251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 848-3280

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Unaudited Preliminary Results for the Second Fiscal Quarter of 2016

Sprint Corporation (the “Company”) is currently in the process of finalizing its financial results for the three months ended September 30, 2016. Based on preliminary unaudited information and management estimates for the three months ended September 30, 2016, subject to the completion of its financial closing procedures and in conjunction with the pricing of the previously announced spectrum-backed notes offering, the Company is reporting the following preliminary financial results for the three months ended September 30, 2016:

•	Total net operating revenues of $8.25 billion grew 3 percent year-over-year and wireless net operating revenues of $7.85 billion grew nearly 5 percent year-over-year.

•	Net loss of $142 million in the quarter compared to a net loss of $585 million in the year-ago period. The current quarter included a non-cash after-tax gain of $218 million related to certain spectrum swaps with other carriers.

•	Operating income of $622 million in the quarter compared to an operating loss of $2 million in the year-ago quarter, an improvement of $624 million. The quarter included a pre-tax non-cash gain of $354 million related to certain spectrum swaps with other carriers.

•	Adjusted EBITDA of $2.35 billion in the quarter compared to $2.01 billion in the prior year quarter, an increase of approximately $340 million or 17 percent.

•	Net cash provided by operating activities was $1.71 billion in the quarter compared to $1.67 billion in the prior year.

•	Cash capital expenditures were $828 million, including $470 million for network and other and $358 million for leased devices.

•	Adjusted free cash flow was $707 million in the quarter compared to negative $100 million in the prior year.

•	Total Sprint platform net additions were 740,000 in the quarter, including postpaid net additions of 344,000, prepaid net losses of 427,000, and wholesale and affiliate net additions of 823,000.

•	Sprint platform postpaid results include 347,000 postpaid phone net additions, which doubled from the prior quarter and increased from 62,000 in the prior year – a more than 5x increase.

•	Total Sprint platform postpaid churn of 1.52 percent in the quarter improved by two basis points year-over-year, while postpaid phone churn of 1.37 percent was the lowest in company history and improved 12 basis points from the prior year quarter.

See “Non-GAAP Financial Information” below for a definition of adjusted EBITDA and adjusted free cash flow, a reconciliation of adjusted EBITDA and adjusted free cash flow to their nearest GAAP equivalents and information regarding the Company’s use of non-GAAP financial measures.

The Company is providing its preliminary results because its financial closing procedures for the three months ended September 30, 2016 are not yet complete. The above information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the Company’s expectations for the three months ended September 30, 2016. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the above information, nor have they expressed any opinion or any other form of assurance on such information, and assume no responsibility for, and disclaim any association with, the above information. In addition, the foregoing information is subject to revision as the Company completes its financial closing procedures for the three months ended September 30, 2016. The results and other disclosures for the three months ended September 30, 2016 may differ materially from the above information as a result of, among other things, the important factors discussed under “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on May 17, 2016 and amended on July 29, 2016, the Company’s other filings with the SEC and other public announcements that the Company may make, by press release or otherwise, from time to time.

The above information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, the above information is not necessarily indicative of the results to be achieved for any future period and is subject to risks and uncertainties, many of which are not within the Company’s control. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is warranted.

Non-GAAP Financial Information

EBITDA and adjusted EBITDA are non-GAAP measures. The Company defines EBITDA as operating income/(loss) before depreciation and amortization and adjusted EBITDA as EBITDA excluding severance, exit costs and other special items; the Company believes that EBITDA and adjusted EBITDA provide useful information to investors because it believes they are indicators of the strength and performance of the Company’s ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. EBITDA and adjusted EBITDA are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free cash flow and adjusted free cash flow are non-GAAP measures. The Company defines free cash flow as cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and excluding the sale-leaseback of devices. The Company defines adjusted free cash flow as free cash flow plus the proceeds from device financings and sales of future lease receivables, net of repayments. The Company believes that free cash flow and adjusted free cash flow provide useful information to investors, analysts and the Company’s management about the cash generated by its core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and its ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

These non-GAAP financial measures should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures as the Company defines them may not be synonymous with similar measurement terms used by other companies. Set forth below is a reconciliation of net loss to adjusted EBITDA, which is the most directly comparable GAAP measure and a reconciliation of net cash provided by operating activities to adjusted free cash flow, which is the most directly comparable GAAP measure.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (Non-GAAP)

	Quarter To Date
	(unaudited)
	9/30/16	9/30/15
	(in millions)
Net Loss	$(142)	$(585)
Income tax expense	119	46

Loss before income taxes	(23)	(539)

Other expense (income), net	15	(5)
Interest expense	630	542

Operating income (loss)	622	(2)

Depreciation – network and other	986	992
Depreciation – leased devices	724	420
Amortization	271	331

EBITDA(1)	2,603	1,741

(Gain) loss from asset dispositions and exchanges, net (2)	(354)	85
Severance and exit costs(3)	(5)	25
Litigation and other contingencies(4)	103	157

Adjusted EBITDA	$2,347	$2,008

(1)	As more of the Company’s customers elect to lease a device rather than purchasing one under its subsidized program, there is a significant positive impact to EBITDA and adjusted EBITDA from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of products but rather is depreciated over the customer lease term. Under the Company’s device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under the Company’s subsidized program, the cash received from the customer for the device is recognized as equipment revenue at the point of sale and the cost of the device is recognized as cost of products. During the three-month period ended September 30, 2016, the Company leased devices through Company direct channels totaling approximately $645 million, which would have increased cost of products and reduced EBITDA if they had been purchased under the Company’s subsidized program. Also, during the three-month period ended September 30, 2016, the equipment revenue derived from customers electing to finance their devices through device leasing or installment billing programs in the Company’s direct channel was 68%.

The impact to EBITDA and adjusted EBITDA resulting from the sale of devices under the Company’s installment billing program is neutral except for the impact from the time value of money element related to the imputed interest on the installment receivable.

(2)	During the second quarter of fiscal year 2016, the Company recorded a pre-tax non-cash gain of $354 million related to certain spectrum swaps with other carriers. During the second quarter of fiscal year 2015, the Company recorded losses on dispositions of assets primarily related to network development costs that are no longer relevant as a result of changes in the Company’s network plans.
(3)	Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the Company’s backhaul access contracts for which the Company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force.
(4)	Litigation and other contingencies consist of unfavorable developments associated with legal as well as federal and state matters such as sales, use or property taxes.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

	Quarter To Date
	(unaudited)
	9/30/16	9/30/15
	(in millions)
Net cash provided by operating activities	$1,708	$1,669
Capital expenditures – network and other	(470)	(1,162)
Capital expenditures – leased devices	(358)	(573)
Expenditures relating to FCC licenses, net	(17)	(19)
Proceeds from sales of assets and FCC licenses	39	3
Other investing activities, net	(11)	(18)

Free cash flow	$891	$(100)

Net repayments of device financings and sales of future lease receivables	(184)	—

Adjusted free cash flow	$707	$(100)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINT CORPORATION

By:	/s/ Stefan K. Schnopp
Name:Stefan K. Schnopp
Title: Vice President & Corporate Secretary

Date: October 18, 2016